Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees
ING Variable Insurance Trust

We consent to the use of our report, incorporated herein by reference, dated February 23, 2007, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 27, 2007